Exhibit 23.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl, Suite 2000 Dallas, Texas 75201

Consent of Independent Registered Public Accounting Firm

Emerge Energy Services LP

Southlake, Texas

We hereby consent to the incorporation by reference in the  Prospectus constituting a part of this Registration Statement of our report dated March 22, 2013, relating to the consolidated financial statements of Emerge Energy Services LP, which is contained in that Prospectus.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2013, relating to the consolidated financial statements of Superior Silica Holdings LLC, which is contained in that Prospectus.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2013, relating to the consolidated financial statements of AEC Holdings LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption ‘‘Experts’’ in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

May 14, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.